Exhibit 99.1

For Immediate Release:

Ciphergen Biosystems, Inc.

Sue Carruthers

Investor Relations

(510) 505 2297

Ciphergen Announces Settlement of Lawsuit

Settlement provides Ciphergen undisputed, exclusive rights to Baylor patents related to SELDI technology

Fremont, CA, May 29, 2003 - Ciphergen Biosystems, Inc. (Nasdaq: CIPH) today announced settlement of its lawsuit with LumiCyte, Inc. and Molecular Analytical Systems, Inc. whereby Ciphergen acquires the exclusive rights granted to Molecular Analytical Systems under patents licensed from Baylor College of Medicine.  These patent rights refer to technology known as SELDI-TOF-MS, and provide Ciphergen with an exclusive worldwide license and right to sublicense the technology and to commercialize any and all products, information and services derived from the technology without limitation.  Furthermore, LumiCyte has assigned all rights granted to it from Molecular Analytical Systems and related to the Baylor College of Medicine patents to Ciphergen without restriction.

William E. Rich, President and CEO of Ciphergen stated, “This settlement provides us with full exclusivity and freedom to exploit SELDI ProteinChip® technology, including the right to expand our rapidly growing Biomarker Discovery Center® services business to other potentially lucrative markets such as development of protein-based clinical diagnostics, theranostics and drug discovery products.”

Under the terms of the settlement, the parties have released all claims against each other.  In addition, Ciphergen will pay approximately $3 million in cash and issue approximately 1.25 million shares of Ciphergen stock to LumiCyte and will provide royalty payments, based on revenues, of up to $10 million over a 10-year period to Molecular Analytical Systems.

About Ciphergen

Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research and process proteomics applications, as well as a broad range of bioseparations media for protein purification through its BioSepra process chromatography division. ProteinChip Systems and Biomarker Discovery Center® collaborative services enable protein discovery, profiling, characterization and assay development to provide researchers with predictive analysis capabilities and a better understanding of biological functions at the protein level. ProteinChip Systems are enabling tools in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring disease progression and evaluating the therapeutic effects and side effects of drugs. Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements, including statements regarding our ability to exploit our intellectual property and technology, the Company’s Biomarker Discovery Center business and future growth in the field of proteomics.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the Company’s ability to obtain additional Biomarker Discovery Collaborations, ProteinChip technology’s ability to discover protein biomarkers that have diagnostic, theranostic and/or drug discovery and development utility, the continued emergence of proteomics as a major focus of biological research and drug discovery, and our ability to protect and promote our proprietary technologies.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003 for further information regarding these and the other risks of the Company’s business.

Ciphergen, ProteinChip, Biomarker Discovery Center and BioSepra are registered trademarks of Ciphergen Biosystems, Inc.